EXHIBIT 10(u)
Paychex, Inc.
OFFICER PERFORMANCE INCENTIVE PROGRAM
For the Year Ending May 31, 2008
PLAN DESCRIPTION
1.	Participants: Officers of Paychex, Inc., except for the Chief Executive Officer.

2.	The maximum incentive for the Senior Vice Presidents is 85% of base salary, and for all other Officers is 60% of base salary. The Chief Executive Officer is subject to a separate performance incentive program.

3.	Performance Criteria: The payment of cash bonus awards to participants shall be determined by the Board based on performance against targets established annually by the Board of Directors. The targets include year-over-year revenue growth, year-over-year growth in operating income excluding interest on funds held for clients, and improvement in operating income excluding interest on funds held for clients as a percentage of service revenues, and, for the Officers within sales, new business revenue. Qualitative targets are established annually, based on functions unique to the individual.

4.	Payment: Incentive payments to be paid in July 2008 after Board approval. Officer must be employed at the fiscal year end to be eligible for any bonus.

5.	Changes and Termination: Bonus awards, changes to and termination of the Program is at the sole discretion of the Board.